EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Travelers Companies, Inc.:

We consent to the incorporation by reference in the registration statements (SEC File No. 33-56987, No. 333-25203, No. 333-50943, No. 333-63114, No. 333-63118, No. 333-65726, No. 333-107698, No. 333-107699, No. 333-114135, No. 333-117726, No. 333-120998, No. 333-128026, No. 333-157091, No. 333-157092, No. 333-164972, No. 333-176002, No. 333-196290 and No. 333-212078) on Form S-8 and (SEC File No. 333-212077) on Form S-3 of The Travelers Companies, Inc. and subsidiaries of our reports dated February 16, 2017, except for Notes 1 Nature of Operations, 2, 6 and 7 and Schedule III as to which the date is June 20, 2017, with respect to the consolidated balance sheet of The Travelers Companies, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules as of December 31, 2016, which reports appear in The Travelers Companies, Inc. Form 8-K filed on June 20, 2017.

Our reports dated February 16, 2017, except for Notes 1 Nature of Operations, 2, 6 and 7, and Schedule III as to which the date is June 20, 2017, contain an emphasis of a matter paragraph that states that the Company realigned its three reportable business segments effective April 1, 2017 and subsequently reclassified its consolidated financial statements as of December 31, 2016 and 2015 and for each year in the three-year period ended December 31, 2016.  The reclassification of the consolidated financial statements in Notes 1 Nature of Operations, 2, 6 and 7, and Schedule III relates solely to the presentation of the segment specific disclosures on a basis consistent with the realigned segment reporting structure.

/s/ KPMG LLP
KPMG LLP

New York, New York

June 20, 2017